EXHIBIT 16.1

September 14, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Ladies and Gentlemen:
We have read Item 4.01 of Form 8-K dated September 12, 2017, of Daktronics, Inc. and are in agreement with the statements contained in the third paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained in the second and third paragraphs under Item 4.01(a).

/s/ Ernst & Young LLP
Minneapolis, Minnesota
September 14, 2017